Oppenheimer Senior Floating Rate Fund
N-SAR Exhibit – Item 77I

Oppenheimer Senior Floating Rate Fund (the “Registrant”), a Delaware statutory trust, was formerly organized as Oppenheimer Senior Floating Rate Fund, a Massachusetts business trust.  “Appendix J – Summary Comparison of Governing Documents and State Law,” which describes the general effect of the conversion to a Delaware statutory trust on the rights of all shareholders, is included in the Definitive Proxy Statement of the Registrant on Schedule 14A filed with the Securities and Exchange Commission on January 19, 2012 (Accession Number 0000728889-12-000030) and is hereby incorporated by reference in response to Item 77I of the Registrant’s Form N-SAR.

Oppenheimer Senior Floating RateFund
NSAR Exhibit – Item 77I

Oppenheimer Senior Floating Rate Fund (the "Registrant") began offering Class N and Class I shares on October 26, 2012.  Post−Effective Amendment No. 6 (10-24-12) to the Registrant's Registration Statement, Accession Number 0000728889-12-001713, which includes the terms of Class N and Class I shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.